EXHIBIT 10.09

CUSTOMER ORDER

BIOLASE Technology, Inc.	Entered By:	A/R Account #:
981 Calle Amanecer, San Clemente CA 92673	Verified Credit:	Sales A/C #
Toll Free (888) 424-6527 Tel (949) 361-1200	W/O #	Product Type:
Fax (949) 361-4394	Tax Code:	Track Code:

Sales Rep	Order Date	Delivery Date	Target Install Date	Clinical Training	Customer #	Source

Order #

Customer Information:

Bill To:				Ship To:

Contact:				E-mail:

Phone:	( )			Fax:	( )

Payment Method: CASH CHECK CREDIT CARD MC VISA American Express Circle One LEASE (Leasing Company): Card # Exp. Date:
Qty	Item #	Description	Unit Price	Total Price

Subtotal:

Tax:

Customer Signature		Date	Total

Sales Representative		Date	Freight:

Vice President, Sales		Date	Course Tuition

		Initial: ☐	Less Deposit:

BALANCE DUE:

Comments / Shipping Instructions:

Terms and Conditions of Sale

Domestic quotation and sales made by BioLase Technology, Inc. are made on the following terms and conditions:

1.  Limits of Agreement

The terms and conditions as set forth herein as well as any additional terms and conditions that may appear on an invoice at the time of sale shall constitute the entire agreement between BIOLASE (‘Seller’) and Buyer. The agreement shall not be modified except in writing, signed by the parties thereof. No waiver by Seller of any default or provision hereof shall be deemed a waiver of any subsequent default or provision.

2.  Price

(a)  The price of all goods is F.O.B. carrier, at the place of manufacture or warehouse location, exclusive of insurance cost. The cost of packaging for normal domestic shipment is included in the invoice price. Where special domestic or export packaging is specified, involving greater expense, a charge will be made to cover such extra expense.

(b)  Prices and orders do not include Federal, State or local excise, sales, use or other tax not or hereinafter enacted, which are applicable to the goods sold (excluding only taxes based on Seller’s Income), which tax or taxes will be added by Seller to the sales price when Seller has the legal obligation to collect the same and will be invoiced to and paid by Buyer, unless Buyer provides Seller with a proper tax exemption certificate.

(c)  Unless otherwise stated by the Seller in writing, all quotations are firm for, and expire sixty (60) days after date thereof and constitute offers.

(d)  Prices quoted are for the goods and services described only and do not include technical data, proprietary rights of any kind, patent rights, qualification, environmental or other than Seller’s standard tests unless expressly agreed to in writing by Seller.

(e)  All shipments will be billed at prices in effect on the date of acceptance of the Buyer’s order unless shipment is delayed at the Buyer’s request, in which case current prices as of the date of the shipment shall apply.

3.  Payment Terms

(a)  In the event Seller chooses to sell to the Buyer on open account, the terms of the sale are net 30 from date of invoice, subject to credit approval unless otherwise stated on the sale invoice. All payments shall be made to Seller as stated on the sales invoice. Interest accrues on overdue invoices at the rate of one and one-half percent (1%) per month, but not more than the amount allowed by law, on the unpaid balance from the original due date of the invoice. Payment shall not be withheld for delay in installation, if at Buyer’s request, not for delay in delivery of required documentation, unless a separate price is stated therefor, and then only to the extent of the prices stated.

(b)  All orders and the obligation of Seller to make deliveries are subject to the rights of the Seller as provided in paragraph 11. Seller has the right to require of the Buyer payment of all or any part of the purchase price in advance of delivery or to make shipment C.O.D. If the Buyer fails to make advance payment when requested by Seller or if the Buyer fails to make advance payment when requested by Seller or if the Buyer is or becomes delinquent in the payment of any sum due Seller or refuses to accept C.O.D. shipment, Seller shall have the right in addition to any other remedy to which it may be entitled in law or equity, to cancel the sales order, refuse to make further deliveries, and declare immediately due and payable all unpaid amounts for goods previously delivered to the Buyer. Partial shipments made under any order shall be treated as a separate transaction and payment thereof shall be made accordingly. However, in the event of any default by Buyer, Seller may decline to make further shipments without in any way affected its rights under such order.

4.  Transportation

Unless otherwise agreed to in writing by the Seller, all transportation shall be at the expense of Buyer. Seller reserves the right to ship Products freight collect and to select the means of transportation and routing. Unless otherwise advised, Seller may insure to full value of the Products or declared full value thereof to the transportation company at the time of delivery and all such freight and insurance costs shall be for Buyer’s account. Risk of loss or damage shall pass to Buyer upon delivery of the products to the transportation company at the FOB point, whether or not installation is provided by or under supervision of Seller. Confiscation or destruction of, or damage to Products shall not release, reduce or in any way affect the liability of the Buyer therefor. The foregoing includes Products returned at Buyer’s expense to such place as Seller may designate in writing. Buyer, at its expense, shall fully insure Products have been returned, for whatever reason to Seller.

5.  Inspection and Acceptance

The buyer shall have the right to inspect the goods upon tender of delivery. Failure of the Buyer to inspect the goods and give written notice to the Seller of any alleged defect or non-conformity within five (5) days after tender of delivery shall constitute an irrevocable acceptance by Buyer of the goods delivered to him, provided that goods for which Seller agrees in writing to provide installation by its personnel, shall be deemed accepted by Buyer upon completion by Seller of installation. Notwithstanding the foregoing, use of any such goods by Buyer, as agents employees of licensees, for any purpose after delivery thereof, shall constitute acceptance of the goods by Buyer.

6.  Returns

The goods or parts thereof sold herein may in no case be returned to Seller without first obtaining Seller’s written consent. The request for return and credit must be filed with Seller and shall include purchase order number, approximate date shipped and any and all other identifying numbers (such purchase order number, approximate date shipped and any and all other identifying numbers (such as invoice number, date of invoice, P.O. numbers, etc.). Each request for return of goods for credit should state the type and quality of goods, the part numbers and the reasons for the return. If return authorization is granted then, (1) an RMA number will be issued by BIOLASE, and, (2) the RMA number must be written on all packages. Goods shall be returned in a clean, well-packaged condition. No credit allowance on defective goods will be made and no replacement for defective goods will be shipped in any event unless the alleged defects are, among other things, established to Seller’s satisfaction after suitable testing and inspection by Seller. Seller reserves the right to charge a restocking fee on all returned goods.

7.  Terminations

Any order for a standard Product with a published price accepted by Seller and terminated by Buyer prior to shipment, shall be subject to a termination charge of not less than ten percent (10%) of the order value to cover costs of processing and order handling; termination thereof with thirty (30) days after shipment shall be subject to a written acceptance by Seller and termination charge of not less than twenty-five percent (25%) of the order value; thereafter no such order may be terminated by Buyer except by mutual agreement in writing. No order for non-standard products or products without a published price may be terminated by Buyer except by mutual agreement in writing. Terminations by mutual agreement are subject to the following conditions:

(a)  Buyer will pay, at applicable contract prices, for all Products which are completely manufactured and allocable to Buyer at the time of Seller’s receipt of notice of termination.

(b)  Buyer will pay all costs, direct and indirect, which have been incurred by Seller with regard to Products which have not been completely manufactured at the time of Seller’s receipt of notice of termination, plus a pro rata portion of the normal profit on the contract.

(c)  Buyer will pay a termination charge on all products affected by the termination. Seller’s normal accounting practices shall be used to determine costs and other charges.

8.  Limited Warranty-Limitation of Liability and Remedies

(a)  Except as otherwise specified herein, Seller warrants the goods and parts which are of its manufacture and shipped hereunder to be free from defects in material and workmanship and to perform in the manner and under the conditions as specified in Seller’s warranty for the individual Product or for twelve (12) months from shipment if a warranty for an individual product is not specified.

(b)  This warranty is the only warranty made by Seller with respect to the goods delivered hereunder and no representative or person is authorized to assume on Seller’s behalf, any obligations or liabilities beyond this warranty in connection with the sale of Seller’s goods. This warranty is made to the original purchaser only at the original location and is non-transferable, and may only be modified or amended by a written instrument signed by a duly authorized officer of the Seller. Major sub-systems manufactured by other firms, but integrated into Seller’s system are covered by the original manufacturer’s warranty. Goods or parts which are replaced or repaired under this Warranty are warranted only for the remaining unexpired portion of the original warranty period applicable to the goods.

(c)  All accessories used with BIOLASE lasers must be manufactured by or certified in writing by BIOLASE. Use of non-authorized accessories will void the warranty, all service contracts and all liability to BIOLASE.

(d)  Seller’s sole and exclusive liability and the Buyer’s sole and EXCLUSIVE REMEDY under this warranty shall be, at Seller’s election, the repair or replacement of goods, only if Seller is promptly notified in writing by Buyer upon discovery of the defects and Seller’s examination of such goods discloses to Seller’s satisfaction that such defects actually exist and the goods have not been (i) repaired, worked on, or altered to affect the stability, reliability, or proper operation of such goods; (ii) subject to misuse, negligence or accident; or (iii) connected, installed, used or adjusted otherwise than in accordance with the instructions furnished by Seller.

(e)  All goods which Buyer considers defective shall be returned to Seller’s office, transportation costs prepaid and borne by Buyer (unless otherwise agreed to in writing). The risk of loss of goods shipped or delivered to Seller’s plant to repair or replacement will be borne by Buyer.

(f)  If it is found that Seller’s Product has been returned without cause and is still serviceable, Buyer will be notified and the product returned at Buyer’s expense; in addition, a charge for testing and examination may, in Seller’s sole discretion, be made on Products so returned.

(g)  SELLER MAKES NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE EXCEPT AS EXPRESSLY SET FORTH IN THE ABOVE WARRANTY. IN NO EVENT SHALL SELLER BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL INDIRECT OR SPECIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO, DAMAGES FOR LOSS OF REVENUE, LOSS OF BUSINESS OR BUSINESS OPPORTUNITY, OR OTHER SIMILAR FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE, USE OF OR INTERRUPTED USE OF SELLER’S PRODUCTS, SYSTEM(S) OR MATERIALS.

9.  Seller’s Rights to Subcontract

Seller may subcontract any portion of the work at any time subject to this Agreement, but Seller’s obligations and rights hereunder shall not thereby be limited or affected.

10.  Bankruptcy or Insolvency of Buyer

If the financial condition of the Buyer at any time is such as to give Seller, in its judgment reasonable grounds for insecurity concerning Buyer’s ability to perform its obligations under this agreement, Seller may (a) require full or partial payment in advance and suspend any further deliveries (or continuance of the work to be performed by Seller) until such payment has been received or (b) make shipment C.O.D.

11.  Proprietary Rights

The sale of the goods hereunder to Buyer shall in no way be deemed to confer upon Buyer any right, interest or license in any patents or patent applications, indicia, or design copyrights the Seller may have covering the goods. Seller claims for itself all proprietary rights in and to all designs, engineering details, and other data and materials pertaining to any goods supplied Seller and to all discoveries, inventions, patents and other proprietary rights arising out of the work done in and connection with the goods or with any and all products developed as a result thereof, including the sole right to manufacture any and all such products. Buyer warrants that it will not divulge, disclose, or in any way distribute or make use of such information and that it will not manufacture or engage to have manufactured such products. materials pertaining to any goods supplied by Seller and to all discoveries, inventions, patents and other proprietary rights arising out of the work done in

12.  General

The agreement is made and entered in the state of California or such other state as designated on the face hereof. Buyer agrees to pay any reasonable attorney’s fees and all other costs of collection incurred by Seller in connection therewith. All orders are subject to final approval by Head Office, San Clemente, California or other location as applicable.

13.  Errors

Typographic and numerical errors are subject to correction when identified.

9/8/03 – Rev. G